Exhibit 99.1

SurgePays Signs Agreement with Etime system for $48 Million in Annual Prepaid Wireless Purchase Volume

Etime system commits to at least $4 million a month in prepaid wireless purchase volume, with the initial rollout currently underway

BARTLETT, Tenn., Nov. 3rd, 2026 (GLOBE NEWSWIRE) — SurgePays, Inc. (NASDAQ: SURG) (“SurgePays” or the “Company”), a fintech company that launches and runs wireless brands, today announced a prepaid wireless agreement (the “Agreement”) with Zulie Venture Inc. dba Etime system (“Etime system”), a payments network serving more than 1,000 retail locations nationwide. Etime system has committed to buy at least $48 million in prepaid wireless airtime, top-up and refill transactions from SurgePays over the initial term of the Agreement from October 1, 2026 through September 30, 2027, with a minimum of $4 million a month. These amounts represent prepaid wireless purchase volume. The Agreement renews automatically each year at the same minimum commitment.

This Agreement generates new volume for SurgePays POS and began operating in early October.

“Retail payment networks run on reliability, and Etime system put a $4 million monthly minimum in writing because our platform delivers it,” said Brian Cox, Chief Executive Officer of SurgePays. “The new volume from this agreement is already running, and every month adds transactions to infrastructure we have already built. That is exactly how we intend to grow value for SurgePays.”

“Our merchants need reliable access to prepaid wireless products and fast transaction processing,” said Parvez Jasani, Founder and CEO of Zulie Venture Inc. “We are pleased to partner with SurgePays to support our merchants and their customers. This agreement reflects our confidence in the partnership and our commitment to growing our prepaid wireless business.”

The agreement strengthens SurgePays POS, the Company’s retail sales and payments business at neighborhood stores.

About SurgePays, Inc.

SurgePays, Inc. (NASDAQ: SURG) is a fintech company that launches and runs wireless brands. Through its GrowthLine platform, SurgePays provides partners with carrier access, technology, payments, customer care, compliance and daily operations from platforms it developed and an operations center and NOC it runs. The Company also owns LinkUp Mobile, its own prepaid wireless brand, and operates SurgePays POS, which handles retail sales and payments for wireless companies at neighborhood stores. SurgePays brings affordable wireless service and prepaid financial products to consumers through partners and neighborhood stores. For more information, please visit www.surgepays.com.

About Zulie Venture Inc. dba Etime system

Zulie Venture Inc., doing business as Etime system and also operating the CellPay brand, is a Stafford, Texas-based payments platform founded in 2016, serving more than 1,000 retail merchant locations nationwide with prepaid wireless, bill payment, gift card and prepaid card products. CellPay ranked No. 5 overall on the 2020 Inc. 5000 with 25,358% three-year revenue growth and has processed more than $1 billion in lifetime transaction volume for nearly six million consumers. Learn more at cellpay.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the agreement between SurgePays and Etime system, the amount and timing of prepaid wireless transactions expected under the agreement, its renewal and the future performance of the Company. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, and actual results could differ materially from those expressed or implied. There can be no assurance that Etime system will meet its committed monthly or annual volume, result in recurring volume, or that the agreement will renew. Prepaid wireless top-up volume represents the total value of transactions processed, and the net revenue and gross profit the Company recognizes from that volume may be significantly lower than the volume amounts described in this release. Factors that could cause actual results to differ materially include, among others, the Company’s dependence on carrier and payment relationships, partner performance, regulatory developments affecting wireless and payment services, competition, and the risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. SurgePays undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Investor Relations Contact

SurgePays, Inc.

ir@surgepays.com